Exhibit 10.1

SECURITIZED UTILITY TARIFF PROPERTY SERVICING AGREEMENT

by and between

Ameren Missouri Securitization funding i, LLC,

Issuer

and

UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI,

Servicer

Acknowledged and Accepted by

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Indenture Trustee

Dated as of [Closing Date], 2024

TABLE OF CONTENTS

i

ANNEXES, SCHEDULES AND EXHIBITS

Annex I	Servicing Procedures

Schedule 4.01(a)	Expected Amortization Schedule

Exhibit A	Form of Monthly Servicer’s Certificate
Exhibit B	Form of Semi-Annual Servicer’s Certificate
Exhibit C	Form of Servicer’s Regulation AB Certificate
Exhibit D	Form of Reconciliation Certificate

ii

This SECURITIZED UTILITY TARIFF PROPERTY SERVICING AGREEMENT, dated as of [Closing Date], 2024 (this “Agreement”) by and between AMEREN MISSOURI Securitization funding i, llc, a Delaware limited liability company, as issuer (the “Issuer”), and UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI (“Ameren Missouri”), a Missouri corporation, as servicer (the “Servicer”), and acknowledged and accepted by THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as indenture trustee (the “Indenture Trustee”).

RECITALS

WHEREAS, pursuant to the Securitization Law and the Financing Order, Ameren Missouri, in its capacity as seller (the “Seller”), and the Issuer are concurrently entering into the Sale Agreement pursuant to which the Seller is selling and the Issuer is purchasing certain Securitized Utility Tariff Property created pursuant to the Securitization Law and the Financing Order described therein;

WHEREAS, in connection with its ownership of the Securitized Utility Tariff Property relating to the Securitized Utility Tariff Bonds and in order to collect the associated Securitized Utility Tariff Charges, the Issuer desires to engage the Servicer to carry out the functions described herein and the Servicer desires to be so engaged;

WHEREAS, the Issuer desires to engage the Servicer to act on its behalf in obtaining Semi-Annual True-Up Adjustments and Interim True-Up Adjustments from the MoPSC and the Servicer desires to be so engaged;

WHEREAS, the Securitized Utility Tariff Charge Collections initially will be commingled with other funds collected by the Servicer;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.         Definitions.

(a)            Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in that certain Indenture (including Appendix A thereto) dated as of the date hereof between the Issuer and The Bank of New York Mellon Trust Company, N.A., a national banking association, in its capacity as the Indenture Trustee (the “Indenture Trustee”) and in its separate capacity as a securities intermediary (the “Securities Intermediary”), as the same may be amended, restated, supplemented or otherwise modified from time to time.

(b)            All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c)            The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule, Exhibit, Annex and Attachment references contained in this Agreement are references to Sections, Schedules, Exhibits, Annexes and Attachments in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”

(d)            The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(e)            Non-capitalized terms used herein which are defined in the Revised Statutes of Missouri shall, as the context requires, have the meanings assigned to such terms in the Revised Statutes of Missouri, but without giving effect to amendments to the Revised Statutes of Missouri after the date hereof which have a material adverse effect on the Issuer or the Holders.

ARTICLE II
APPOINTMENT AND AUTHORIZATION

SECTION 2.01.         Appointment of Servicer; Acceptance of Appointment.

Subject to Section 6.05 and Article VII, the Issuer hereby appoints the Servicer, and the Servicer, as an independent contractor, hereby accepts such appointment, to perform the Servicer’s obligations pursuant to this Agreement on behalf of and for the benefit of the Issuer or any assignee thereof in accordance with the terms of this Agreement and applicable law. This appointment and the Servicer’s acceptance thereof may not be revoked except in accordance with the express terms of this Agreement.

SECTION 2.02.         Authorization.

With respect to all or any portion of the Securitized Utility Tariff Property, the Servicer shall be, and hereby is, authorized and empowered by the Issuer to (a) execute and deliver, on behalf of itself and/or the Issuer, as the case may be, any and all instruments, documents or notices, and (b) on behalf of itself and/or the Issuer, as the case may be, make any filing and participate in proceedings of any kind with any Governmental Authority, including with the MoPSC. The Issuer shall execute and deliver to the Servicer such documents as have been prepared by the Servicer for execution by the Issuer and shall furnish the Servicer with such other documents as may be in the Issuer’s possession, in each case as the Servicer may determine to be necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder. Upon the Servicer’s written request, the Issuer shall furnish the Servicer with any powers of attorney or other documents necessary or appropriate to enable the Servicer to carry out its duties hereunder.

SECTION 2.03.         Dominion and Control Over the Securitized Utility Tariff Property.

Notwithstanding any other provision herein, the Issuer shall have dominion and control over the Securitized Utility Tariff Property, and the Servicer, in accordance with the terms hereof, is acting solely as the servicing agent and custodian for the Issuer with respect to the Securitized Utility Tariff Property securing the Securitized Utility Tariff Bonds and the Securitized Utility Tariff Property Records for the Securitized Utility Tariff Bonds. The Servicer shall not take any action that is not authorized by this Agreement, that would contravene the Revised Statutes of Missouri, the MoPSC Regulations or the Financing Order, that is not consistent with its customary procedures and practices, or that shall impair the rights of the Issuer in the Securitized Utility Tariff Property, in each case unless such action is required by applicable law or court or regulatory order.

ARTICLE III
ROLE OF SERVICER

SECTION 3.01.         Duties of Servicer.

The Servicer, as agent for the Issuer, shall have the following duties:

(a)            Duties of Servicer Generally. The Servicer’s duties in general shall include management, servicing and administration of the Securitized Utility Tariff Property; obtaining meter reads, calculating electric usage, billing, collections and posting of all payments in respect of the Securitized Utility Tariff Property; responding to inquiries by Customers, the MoPSC, or any federal, local or other state governmental authorities with respect to the Securitized Utility Tariff Property; investigating and handling delinquencies (and furnishing reports with respect to such delinquencies to the Issuer), processing and depositing collections and making periodic remittances pursuant to the Financing Order and each Securitized Utility Tariff Charge Rider SUR; furnishing periodic reports and current reports to the Issuer, the Indenture Trustee and the Rating Agencies; collecting applicable sales, franchise and other similar taxes on the Securitized Utility Tariff Charges and remitting such taxes to the appropriate taxing authority on a timely basis; and taking action in connection with True-Up Adjustments as set forth herein. Anything to the contrary notwithstanding, the duties of the Servicer set forth in this Servicing Agreement shall be qualified and limited in their entirety by any MoPSC Regulations, the Securitization Law, the Financing Order and the U.S. federal securities laws and the rules and regulations promulgated thereunder, including Regulation AB, as in effect at the time such duties are to be performed. Without limiting the generality of this Section 3.01(a), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have, and shall comply with, the duties and responsibilities relating to data acquisition, usage and bill calculation, billing, customer service functions, collections, payment processing and remittance set forth in Annex I hereto, as it may be amended from time to time. For the avoidance of doubt, the term “usage” when used herein includes references to both kilowatt hour consumption and kilowatt demand.

(b)            Reporting Functions.

(i)            Monthly Servicer’s Certificate. On or before the twenty-fifth calendar day of each month (or if such day is not a Servicer Business Day, on the immediately preceding Servicer Business Day), the Servicer shall prepare and deliver to the Issuer, the Indenture Trustee and the Rating Agencies a written report substantially in the form of Exhibit A hereto (a “Monthly Servicer’s Certificate”) setting forth certain information relating to Securitized Utility Tariff Charge Payments received by the Servicer during the Collection Period immediately preceding such date; provided, however, that for any month in which the Servicer is required to deliver a Semi-Annual Servicer’s Certificate pursuant to Section 4.01(c)(ii), the Servicer shall prepare and deliver the Monthly Servicer’s Certificate no later than the date of delivery of such Semi-Annual Servicer’s Certificate.

(ii)           Notification of Laws and Regulations. The Servicer shall promptly notify the Issuer, the Indenture Trustee and the Rating Agencies in writing if it becomes aware of any Requirements of Law or MoPSC Regulations hereafter promulgated that have a material adverse effect on the Servicer’s ability to perform its duties under this Agreement.

(iii)          Other Information. Upon the reasonable request of the Issuer, the Indenture Trustee or any Rating Agency, the Servicer shall provide to the Issuer, the Indenture Trustee or such Rating Agency, as the case may be, any public financial information in respect of the Servicer, or any material information regarding the Securitized Utility Tariff Property to the extent it is reasonably available to the Servicer, as may be reasonably necessary and permitted by law to enable the Issuer, the Indenture Trustee or the Rating Agencies to monitor the performance by the Servicer hereunder; provided, however, that any such request by the Indenture Trustee shall not create any obligation for the Indenture Trustee to monitor the performance of the Servicer. In addition, so long as any of the Securitized Utility Tariff Bonds are outstanding, the Servicer shall provide the Issuer and the Indenture Trustee, within a reasonable time after written request therefor, any information available to the Servicer or reasonably obtainable by it that is necessary to calculate the Securitized Utility Tariff Charges.

(iv)          Preparation of Reports. The Servicer shall prepare and deliver such additional reports as required under this Agreement, including a copy of each Semi-Annual Servicer’s Certificate described in Section 4.01(c)(ii), the annual Servicer’s Regulation AB Certificate described in Section 3.03, and the Annual Accountant’s Report described in Section 3.04. In addition, the Servicer shall prepare, procure, deliver and/or file, or cause to be prepared, procured, delivered or filed, any reports, attestations, exhibits, certificates or other documents required to be delivered or filed with the SEC (and/or any other Governmental Authority) by the Issuer or the Depositor under the federal securities or other applicable laws or in accordance with the Basic Documents, including, but without limiting the generality of foregoing, filing with the SEC, if applicable and required by applicable law, a copy or copies of (i) the Monthly Servicer’s Certificates described in Section 3.01(b)(i) (under Form 10-D or any other applicable form), (ii) the Semi-Annual Servicer’s Certificates described in Section 4.01(c)(ii) (under Form 10-D or any other applicable form), (iii) the annual statements of compliance, attestation reports and other certificates described in Section 3.03, and (iv) the Annual Accountant’s Report (and any attestation required under Regulation AB) described in Section 3.04. In addition, the appropriate officer or officers of the Servicer shall (in its separate capacity as Servicer) sign the Depositor’s annual report on Form 10-K (and any other applicable SEC or other reports, attestations, certifications and other documents), to the extent that the Servicer’s signature is required by, and consistent with, the federal securities laws and/or any other applicable law.

(c)            Opinions of Counsel. The Servicer shall deliver to the Issuer and the Indenture Trustee:

(i)            promptly after the execution and delivery of this Agreement and of each amendment hereto, an Opinion of Counsel from external counsel of the Issuer either (A) to the effect that, in the opinion of such counsel, all filings, including filings with the MoPSC and the Missouri Secretary of State and all filings pursuant to the UCC, that are necessary under the UCC and the Securitization Law to perfect or maintain, as applicable, the Liens of the Indenture Trustee in the Securitized Utility Tariff Property have been authorized, executed and filed, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (B) to the effect that, in the opinion of such counsel, no such action shall be necessary to maintain, preserve, protect and perfect such Liens; and

(ii)           within ninety (90) days after the beginning of each calendar year beginning with the first calendar year beginning more than three (3) months after the date hereof, an Opinion of Counsel from external counsel of the Issuer, dated as of a date during such ninety (90)-day period, either (A) to the effect that, in the opinion of such counsel, all filings, including filings with the MoPSC and the Missouri Secretary of State and all filings pursuant to the UCC, have been executed and filed that are necessary under the UCC and the Securitization Law to maintain the Liens of the Indenture Trustee in the Securitized Utility Tariff Property, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (B) to the effect that, in the opinion of such counsel, no such action shall be necessary to maintain, preserve, protect and perfect such Liens.

Each Opinion of Counsel referred to in clause (i) or (ii) above shall specify any action necessary (as of the date of such opinion) to be taken in the following year to perfect or maintain, as applicable, such interest or Lien.

SECTION 3.02.         Servicing and Maintenance Standards.

On behalf of the Issuer, the Servicer shall (a) manage, service, administer, bill, collect and calculate Securitized Utility Tariff Charges in accordance with the Securitization Law and post collections in respect of the Securitized Utility Tariff Property with reasonable care and in material compliance with applicable Requirements of Law, including all applicable MoPSC Regulations and guidelines, using the same degree of care and diligence that the Servicer exercises with respect to similar assets for its own account and, if applicable, for others; (b) follow customary standards, policies and procedures for the industry in Missouri in performing its duties as Servicer; (c) use all reasonable efforts, consistent with its customary servicing procedures, to enforce, and maintain rights in respect of, the Securitized Utility Tariff Property and to bill and collect the Securitized Utility Tariff Charges; (d) comply with all Requirements of Law, including all applicable MoPSC Regulations and guidelines, applicable to and binding on it relating to the Securitized Utility Tariff Property; (e) file all MoPSC notices described in the Securitization Law and file and maintain the effectiveness of UCC financing statements with respect to the property transferred under the Sale Agreement, and (f) take such other action on behalf of the Issuer to ensure that the Lien of the Indenture Trustee on the Securitized Utility Tariff Collateral remains perfected and of first priority. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of all or any portion of the Securitized Utility Tariff Property, which, in the Servicer’s judgment, may include the taking of legal action, at the Issuer’s expense but subject to the priority of payments set forth in Section 8.02(e) of the Indenture.

SECTION 3.03.         Annual Reports on Compliance with Regulation AB.

(a)            The Servicer shall deliver to the Issuer, the Indenture Trustee and the Rating Agencies, on or before the earlier of (A) March 31 of each year or (B) with respect to each calendar year during which the Depositor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, the date on which the annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, a certificate from a Responsible Officer of the Servicer (each such certificate, a “Servicer’s Regulation AB Certificate”) (i) containing, and certifying as to, the statements of compliance required by Item 1123 (or any successor or similar items or rule) of Regulation AB, as then in effect and (ii) containing, and certifying as to, the statements and assessment of compliance required by Item 1122(a) (or any successor or similar items or rule) of Regulation AB, as then in effect. The Servicer’s Regulation AB Certificates shall be in the form of Exhibit C attached hereto, with such changes as may be required to conform to the applicable securities law.

(b)            The Servicer shall use commercially reasonable efforts to obtain from each other party participating in the servicing function any additional certifications as to the statements and assessment required under Item 1122 or Item 1123 of Regulation AB to the extent required in connection with the filing of the annual report on Form 10-K; provided, however, that a failure to obtain such certifications shall not be a breach of the Servicer’s duties hereunder. The parties acknowledge that the Indenture Trustee’s certifications shall be limited to the Item 1122 certifications described in Exhibit C attached to the Indenture.

(c)            The initial Servicer, in its capacity as Depositor, shall post on its website and file with or furnish to the SEC, in periodic reports and other reports as are required from time to time under Section 13 or Section 15(d) of the Exchange Act, the information described in Section 3.07(g) of the Indenture to the extent such information is reasonably available to the Depositor. Except to the extent permitted by applicable law, the initial Servicer, in its capacity as Depositor, shall not voluntarily suspend or terminate its filing obligations as Depositor with the SEC as described in this Section 3.03(c). The covenants of the initial Servicer, in its capacity as Depositor, pursuant to this Section 3.03(c) shall survive the resignation, removal or termination of the initial Servicer as Servicer hereunder.

SECTION 3.04.         Annual Report by Independent Registered Public Accountants.

(a)            The Servicer shall cause a firm of Independent registered public accountants (which may provide other services to the Servicer or the Seller) to prepare annually, and the Servicer shall deliver annually to the Issuer, the Indenture Trustee and the Rating Agencies on or before the earlier of (A) March 31 of each year, beginning March 31, 20[  ], or (B) with respect to each calendar year during which the Depositor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, the date on which the annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, a report (the “Annual Accountant’s Report”) regarding the Servicer’s assessment of compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB during the immediately preceding twelve (12) months ended December 31 (or, in the case of the first Annual Accountant’s Report to be delivered on or before March 31, 20[  ], the period of time from the date of this Agreement until December 31, 2024), in accordance with paragraph (b) of Rule 13a-18 and Rule 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be signed by an authorized officer of the Servicer and shall at a minimum address each of the servicing criteria specified in Exhibit C. In the event that the accounting firm providing such report requires the Indenture Trustee to agree or consent to the procedures performed by such firm, the Issuer shall direct the Indenture Trustee in writing to so agree; it being understood and agreed that the Indenture Trustee will deliver such letter of agreement or consent in conclusive reliance upon the direction of the Issuer subject to the Indenture Trustee’s rights, privileges, protections and immunities under the Indenture, and the Indenture Trustee will not make any independent inquiry or investigation as to, and shall have no obligation or liability in respect of the sufficiency, validity or correctness of such procedures.

(b)            The Annual Accountant’s Report shall also indicate that the accounting firm providing such report is independent of the Servicer in accordance with the rules of the Public Company Accounting Oversight Board, and shall include any attestation report required under Item 1122(b) of Regulation AB (or any successor or similar items or rule), as then in effect.

ARTICLE IV
SERVICES RELATED TO TRUE-UP ADJUSTMENTS

SECTION 4.01.         True-Up Adjustments.

From time to time, until the Retirement of the Securitized Utility Tariff Bonds, the Servicer shall identify the need for True-Up Adjustments and shall take all reasonable action to obtain and implement such True-Up Adjustments, all in accordance with the following:

(a)            Expected Amortization Schedule. The Expected Amortization Schedule for the Securitized Utility Tariff Bonds is attached hereto as Schedule 4.01(a). If the Expected Amortization Schedule is revised, the Servicer shall send a copy of such revised Expected Amortization Schedule to the Issuer, the Indenture Trustee and the Rating Agencies promptly thereafter.

(b)            True-Up Adjustments.

(i)            Semi-Annual True-Up Adjustments. At least thirty (30) days prior to each Semi-Annual Adjustment Date the Servicer is required to: (A) for the upcoming Payment Period, update the data and assumptions underlying the calculation of the Securitized Utility Tariff Charges, including the electric sales forecast for all Customers for the forthcoming six months, the Periodic Principal, interest, estimated fees and all other Ongoing Financing Costs, the Weighted Average Days Sales Outstanding and estimated system-wide write-offs; (B) determine the Periodic Payment Requirement and Periodic Billing Requirement for the upcoming Payment Period based on such updated data and assumptions and adjusting for (i) Securitized Utility Tariff Charge Collections and excess funds held in the General Subaccount and Excess Funds Subaccount on the Calculation Cut-Off Date and (ii) Securitized Utility Tariff Charge Collections to be collected at the then-current Securitized Utility Tariff Charge rates after the Calculation Cut-Off Date; (C)  determine the Securitized Utility Tariff Charges adjusted for line loss for each voltage class through the next succeeding Semi-Annual Adjustment Date based on such Periodic Billing Requirement and the terms of the Financing Order; (D) make all required notice and other submissions with the MoPSC to reflect the revised Securitized Utility Tariff Charges; and (E) take all reasonable actions and make all reasonable efforts to effect such Semi-Annual True-Up Adjustment and to enforce the provisions of the Securitization Law and the Financing Order. The Servicer shall implement the revised Securitized Utility Tariff Charges, if any, resulting from such Semi-Annual True-Up Adjustment on the Semi-Annual Adjustment Date.

(ii)           Interim True-Up Adjustments. If at any time the Servicer forecasts that Securitized Utility Tariff Charge Collections will be insufficient to meet the Periodic Payment Requirement during the current Payment Period, the Servicer is required to: (A) for the current Payment Period, update the data and assumptions underlying the calculation of the Securitized Utility Tariff Charges, including the electric sales forecast for all Customers for the forthcoming six months, Periodic Principal, interest and estimated fees and all other Ongoing Financing Costs; (B) determine the Periodic Payment Requirement and Periodic Billing Requirement for the Payment Period based on such updated data and assumptions and adjusting for (i) Securitized Utility Tariff Charge Collections and excess funds held in the General Subaccount and Excess Funds Subaccount on the Calculation Cut-Off Date and (ii) Securitized Utility Tariff Charge Collections to be collected at the then-current Securitized Utility Tariff Charge rates after the Calculation Cut-Off Date; and (C) based upon such updated data and requirements, project whether existing and projected Securitized Utility Tariff Charge Collections together with available fund balances in the Excess Funds Subaccount, will be sufficient (x) to make on a timely basis all scheduled payments of Periodic Principal and interest in respect of each Securitized Utility Tariff Bond during such Payment Period, (y) to pay Ongoing Financing Costs on a timely basis and (z) to replenish any draws upon the Capital Subaccount to maintain the Capital Subaccount at the Required Capital Level. If the Servicer determines that Securitized Utility Tariff Charges will not be sufficient for such purposes, the Servicer is required to, no later than thirty (30) days prior to the proposed effective date of the revised Securitized Utility Tariff Charges: (1) determine the Securitized Utility Tariff Charges adjusted for line loss for each voltage class through the proposed Adjustment Date based on such Periodic Billing Requirement and the terms of the Financing Order; (2) make all required notice and other submissions with the MoPSC to reflect the revised Securitized Utility Tariff Charges; and (3) take all reasonable actions and make all reasonable efforts to effect such Interim True-Up Adjustment and to enforce the provisions of the Securitization Law and the Financing Order.

(c)            Reports.

(i)            Notification of True-Up Adjustments. Whenever the Servicer submits a true-up adjustment filing to the MoPSC, the Servicer shall send a copy of such submission or notice (together with a copy of all notices and documents which, in the Servicer’s reasonable judgment, are material to the adjustments effected by such filing) to the Issuer, the Indenture Trustee and the Rating Agencies concurrently therewith. If, for any reason any revised Securitized Utility Tariff Charges are not implemented and effective on the applicable date set forth herein, the Servicer shall notify the Issuer, the Indenture Trustee and each Rating Agency by the end of the second Servicer Business Day after such applicable date.

(ii)           Semi-Annual Servicer’s Certificate. Not later than five (5) Servicer Business Days prior to each Payment Date or Special Payment Date, the Servicer shall deliver a written report substantially in the form of Exhibit B attached hereto (the “Semi-Annual Servicer’s Certificate”) to the Issuer, the Indenture Trustee and the Rating Agencies which shall include all of the following information (to the extent applicable and including any other information so specified in the Series Supplement) as to the Securitized Utility Tariff Bonds with respect to such Payment Date or Special Payment Date or the period since the previous Payment Date, as applicable:

(a)	the amount of the payment to Holder allocable to Periodic Principal, if any;

(b)	the amount of the payment to Holders allocable to Periodic Interest;

(c)	the aggregate Outstanding Amount of the Securitized Utility Tariff Bonds, before and after giving effect to any payments allocated to principal reported under clause (a) above;

(d)	the difference, if any, between the amount specified in clause (c) above and the Outstanding Amount specified in the Expected Amortization Schedule;

(e)	any other transfers and payments to be made on such Payment Date or Special Payment Date, including amounts paid to the Indenture Trustee and to the Servicer; and

(f)	the amounts on deposit in the Capital Subaccount and the Excess Funds Subaccount, after giving effect to the foregoing payments.

(iii)          Reports to Customers.

(a)	After each revised Securitized Utility Tariff Charge has gone into effect pursuant to a True-Up Adjustment, the Servicer shall, to the extent and in the manner and time frame required by applicable MoPSC Regulations, if any, cause to be prepared and delivered to Customers any required notices announcing such revised Securitized Utility Tariff Charges.

(b)	The Servicer shall comply with the requirements of the Financing Order with respect to the identification of Securitized Utility Tariff Charges on Bills. As provided in the Financing Order, Securitized Utility Tariff Charges shall be identified as a separate line item on Bills which include both the rate and the amount of the Securitized Utility Tariff Charge.

(iv)          Reconciliation Certificates. The Servicer shall provide to the Indenture Trustee within sixty (60) days of each Payment Date, a Reconciliation Certificate in the form of Exhibit D hereto, in accordance with Section 6.11(c) of this Agreement.

SECTION 4.02.         Limitation of Liability.

(a)            The Issuer and the Servicer expressly agree and acknowledge that:

(i)            In connection with any True-Up Adjustment, the Servicer is acting solely in its capacity as the servicing agent hereunder.

(ii)           Neither the Servicer nor the Issuer nor the Indenture Trustee is responsible in any manner for, and shall have no liability whatsoever as a result of, any action, decision, ruling or other determination made or not made, or any delay (other than any delay resulting from the Servicer’s failure to make any filings required by Section 4.01 in a timely and correct manner or any breach by the Servicer of its duties under this Agreement), by the MoPSC in any way related to the Securitized Utility Tariff Property or in connection with any True-Up Adjustment, the subject of any filings under Section 4.01, any proposed True-Up Adjustment, or the approval of any revised Securitized Utility Tariff Charges and the scheduled adjustments thereto.

(iii)          Except to the extent the Servicer is liable under Section 6.02, the Servicer shall have no liability whatsoever relating to the calculation of any revised Securitized Utility Tariff Charges and the scheduled adjustments thereto, including as a result of any inaccuracy of any of the assumptions made in such calculation regarding expected energy usage volume, the Weighted Average Days Sales Outstanding, or system-wide write-offs, so long as the Servicer has acted in good faith and has not acted in a grossly negligent manner in connection therewith, nor shall the Servicer have any liability whatsoever as a result of any Person, including the Bondholders, not receiving any payment, amount or return anticipated or expected or in respect of any Securitized Utility Tariff Bond generally, except only to the extent that the same is caused by the Servicer’s gross negligence, willful misconduct or bad faith.

(b)            Notwithstanding the foregoing, this Section 4.02 shall not relieve the Servicer of liability for any misrepresentation by the Servicer under Section 6.01 or for any breach by the Servicer of its other obligations under this Agreement.

ARTICLE V
THE SECURITIZED UTILITY TARIFF PROPERTY

SECTION 5.01.         Custody of Securitized Utility Tariff Property Records.

To assure uniform quality in servicing the Securitized Utility Tariff Property and to reduce administrative costs, the Issuer hereby revocably appoints the Servicer, and the Servicer hereby accepts such appointment, to act as the agent of the Issuer as custodian of any and all documents and records that the Servicer shall keep on file, in accordance with its customary procedures, relating to the Securitized Utility Tariff Property, including copies of the Financing Order, Issuance Advice Letter and true-up adjustment filings, relating thereto and all documents filed with the MoPSC in connection with any True-Up Adjustment and computational records relating thereto (collectively, the “Securitized Utility Tariff Property Records”), which are hereby constructively delivered to the Indenture Trustee, as pledgee of the Issuer with respect to all Securitized Utility Tariff Property.

SECTION 5.02.         Duties of Servicer as Custodian.

(a)            Safekeeping. The Servicer shall hold the Securitized Utility Tariff Property Records on behalf of the Issuer and maintain such accurate and complete accounts, records and computer systems pertaining to the Securitized Utility Tariff Property Records as shall enable the Issuer and the Indenture Trustee, as applicable, to comply with this Agreement, the Sale Agreement and the Indenture. In performing its duties as custodian, the Servicer shall act with reasonable care, using that degree of care and diligence that the Servicer exercises with respect to comparable assets that the Servicer services for itself or, if applicable, for others. The Servicer shall promptly report to the Issuer, the Indenture Trustee and the Rating Agencies any failure on its part to hold the Securitized Utility Tariff Property Records and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Issuer or the Indenture Trustee of the Securitized Utility Tariff Property Records. The Servicer’s duties to hold the Securitized Utility Tariff Property Records set forth in this Section 5.02, to the extent the Securitized Utility Tariff Property Records have not been previously transferred to a successor Servicer pursuant to Article VII, shall terminate one year and one day after the earlier of the date on which (i) the Servicer is succeeded by a successor Servicer in accordance with Article VII and (ii) no Securitized Utility Tariff Bonds are Outstanding.

(b)            Maintenance of and Access to Records. The Servicer shall maintain the Securitized Utility Tariff Property Records at 1901 Chouteau Avenue, St. Louis, Missouri 63103 or at such other office as shall be specified to the Issuer and the Indenture Trustee by written notice at least thirty (30) days prior to any change in location. The Servicer shall make available for inspection, audit and copying to the Issuer and the Indenture Trustee or their respective duly authorized representatives, attorneys or auditors the Securitized Utility Tariff Property Records at such times during normal business hours as the Issuer or the Indenture Trustee shall reasonably request and which do not unreasonably interfere with the Servicer’s normal operations. Nothing in this Section 5.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any MoPSC Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(b).

(c)            Release of Documents. Upon instruction from the Indenture Trustee in accordance with the Indenture, the Servicer shall release any Securitized Utility Tariff Property Records to the Indenture Trustee, the Indenture Trustee’s agent or the Indenture Trustee’s designee, as the case may be, at such place or places as the Indenture Trustee may designate, as soon as practicable. Nothing in this Section 5.02(c) shall affect the obligation of the Servicer to observe any applicable law (including any MoPSC Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(c).

(d)            Defending Securitized Utility Tariff Property Against Claims. The Servicer agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary (i) to attempt to block or overturn any attempts to cause a repeal, modification or supplement to the Securitization Law or the Financing Order or the rights of holders of Securitized Utility Tariff Property by legislative enactment, voter initiative, constitutional amendment or other means that would be materially adverse to Bondholders and (ii) to compel performance by the MoPSC or the State of Missouri of any of their obligations or duties under the Securitization Law, the Financing Order and any true-up adjustment. The costs of any such action shall be payable from Securitized Utility Tariff Charge Collections as an Operating Expense in accordance with the priorities set forth in Section 8.02(d) of the Indenture. The Servicer shall have no obligations under this paragraph if it is not being reimbursed on a current basis for its costs and expenses in taking such actions, and shall not be required to advance its own funds to satisfy its obligations hereunder).

(e)            Seeking to Prevent Expansions of Exemptions. The Servicer agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary to attempt to prevent the granting by the State of Missouri or the MoPSC, after the Closing Date, of any material exemptions from the obligation to pay Securitized Utility Tariff Charges that are not expressly provided for in the Securitization Law and that violate the State Pledge or any other obligations of the State of Missouri or the MoPSC under the Securitization Law or the Financing Order, including any failure of the MoPSC to require any municipal entity which acquires any portion of the service territory of Ameren Missouri to impose, collect and remit the Securitized Utility Tariff Charges. The Servicer shall have no obligations under this paragraph if it is not being reimbursed on a current basis for its costs and expenses in taking such actions, and shall not be required to advance its own funds to satisfy its obligations hereunder.

SECTION 5.03.         Custodian’s Indemnification.

The Servicer as custodian shall indemnify the Issuer, any Independent Manager and the Indenture Trustee (for itself and for the benefit of the Holders) and each of their respective officers, directors, employees and agents for, and defend and hold harmless each such Person from and against, any and all liabilities, obligations, losses, damages, payments and claims, and reasonable costs or expenses, of any kind whatsoever (collectively, “Indemnified Losses”) that may be imposed on, incurred by or asserted against each such Person as the result of any grossly negligent act or omission in any way relating to the maintenance and custody by the Servicer, as custodian, of the Securitized Utility Tariff Property Records; provided, however, that the Servicer shall not be liable for any portion of any such amount resulting from the willful misconduct, bad faith or negligence of the Issuer, any Independent Manager or the Indenture Trustee, as the case may be.

Indemnification under this Section 5.03 shall survive resignation or removal of the Indenture Trustee or any Independent Manager and shall include reasonable out-of-pocket fees and expenses of investigation and litigation (including reasonable attorney’s fees and expenses and reasonable fees, out-of-pocket expenses and costs incurred in connection with any action, claim or suit brought to enforce the Indenture Trustee’s right to indemnification).

SECTION 5.04.         Effective Period and Termination.

The Servicer’s appointment as custodian shall become effective as of the Closing Date and shall continue in full force and effect until terminated pursuant to this Section 5.04. If the Servicer shall resign as Servicer in accordance with Section 6.05 of this Agreement or if all of the rights and obligations of the Servicer shall have been terminated under Section 7.01, the appointment of the Servicer as custodian shall be terminated effective as of the date on which the termination or resignation of the Servicer is effective. Additionally, if not sooner terminated as provided above, the Servicer’s obligations as custodian shall terminate one year and one day after the date on which no Securitized Utility Tariff Bonds are Outstanding.

ARTICLE VI
THE SERVICER

SECTION 6.01.         Representations and Warranties of Servicer.

The Servicer makes the following representations and warranties, as of the Closing Date, and as of such other dates as expressly provided in this Section 6.01, on which the Issuer and the Indenture Trustee are deemed to have relied in entering into this Agreement relating to the servicing of the Securitized Utility Tariff Property. The representations and warranties shall survive the execution and delivery of this Agreement, the sale of any Securitized Utility Tariff Property and the pledge thereof to the Indenture Trustee pursuant to the Indenture.

(a)            Organization and Good Standing. The Servicer is duly organized and validly existing and is in good standing under the laws of the State of Missouri, with the requisite corporate or other power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted by it and to service the Securitized Utility Tariff Property and hold the Securitized Utility Tariff Property Records, and to execute, deliver and carry out the terms of this Agreement, and had at all relevant times, and has, the requisite power, authority and legal right to service the Securitized Utility Tariff Property and to hold the Securitized Utility Tariff Property Records as custodian.

(b)            Due Qualification. The Servicer is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Securitized Utility Tariff Property as required by this Agreement) shall require such qualifications, licenses or approvals (except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the Servicer’s business, operations, assets, revenues or properties or to its servicing of the Securitized Utility Tariff Property).

(c)            Power and Authority. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Servicer under its organizational or governing documents and laws.

(d)            Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

(e)            No Violation. The consummation by the Servicer of the transactions contemplated by this Agreement and the fulfillment by the Servicer of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a material default under, the articles of incorporation or bylaws of the Servicer, or any indenture, material agreement or other instrument to which the Servicer is a party or by which it or any of its property is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument other than the Basic Documents or any lien created pursuant to the Securitization Law; nor violate any existing law or any order, rule or regulation applicable to the Servicer of any court or of any Governmental Authority having jurisdiction over the Servicer or its properties.

(f)             No Proceedings. There are no proceedings pending and, to the Servicer’s knowledge, there are no proceedings threatened and, to the Servicer’s knowledge, there are no investigations pending or threatened, before any Governmental Authority having jurisdiction over the Servicer or its properties involving or relating to the Servicer or the Issuer or, to the Servicer’s knowledge, any other Person: (i) asserting the invalidity of this Agreement or any of the other Basic Documents, (ii) seeking to prevent the issuance of the Securitized Utility Tariff Bonds or the consummation of any of the transactions contemplated by this Agreement or any of the other Basic Documents, (iii) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement, any of the other Basic Documents or the Securitized Utility Tariff Bonds or (iv) seeking to adversely affect the federal income tax or state income or franchise tax classification of the Securitized Utility Tariff Bonds as debt.

(g)            Approvals. No approval, authorization, consent, order or other action of, or filing with, any court, Federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the execution and delivery by the Servicer of this Agreement, the performance by the Servicer of the transactions contemplated hereby or the fulfillment by the Servicer of the terms hereof, except those that have been obtained or made and those that the Servicer is required to make in the future pursuant to Article IV hereof.

(h)            Reports and Certificates. Each report or certificate delivered in connection with the Issuance Advice Letter or delivered in connection with any submission made to the MoPSC by the Issuer with respect to the Securitized Utility Tariff Charges or True-Up Adjustments will constitute a representation and warranty by the Servicer that each such report or certificate, as the case may be, is true and correct in all material respects; provided, however, that to the extent any such report or certificate is based in part upon or contains assumptions, forecasts or other predictions of future events, the representation and warranty of the Servicer with respect thereto will be limited to the representation and warranty that such assumptions, forecasts or other predictions of future events are reasonable based upon historical performance (and facts known to the Servicer on the date such report or certificate is delivered).

SECTION 6.02.         Indemnities of Servicer; Release of Claims.

(a)            The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Servicer under this Agreement.

(b)            The Servicer shall indemnify the Issuer, the Indenture Trustee (for itself and for the benefit of the Holders) and the Independent Manager and each of their respective trustees, officers, directors, employees and agents (each, an “Indemnified Person”), for, and defend and hold harmless each such Person from and against, any and all Indemnified Losses imposed on, incurred by or asserted against any such Person as a result of (i) the Servicer’s willful misconduct, bad faith or gross negligence in the performance of, or reckless disregard of, its obligations and duties or observance of its covenants under this Agreement or (ii) the Servicer’s material breach of any of its representations or warranties that results in a Servicer Default under this Agreement, except to the extent of Indemnified Losses either resulting from the willful misconduct, bad faith or gross negligence of such Person seeking indemnification hereunder or resulting from a material breach of a representation or warranty made by such Person seeking indemnification hereunder in any of the Basic Documents that gives rise to the Servicer’s breach.

(c)            For purposes of Section 6.02(b), in the event of the termination of the rights and obligations of Ameren Missouri (or any successor thereto pursuant to Section 6.03) as Servicer pursuant to Section 7.01, or a resignation by such Servicer pursuant to this Agreement, such Servicer shall be deemed to be the Servicer pending appointment of a successor Servicer pursuant to Section 7.02.

(d)            Indemnification under this Section 6.02 shall survive any repeal of, modification of, or supplement to, or judicial invalidation of, the Securitization Law or the Financing Order and shall survive the resignation or removal of the Indenture Trustee or any Independent Manager or the termination of this Agreement and shall include reasonable out-of-pocket fees and expenses of investigation and litigation (including reasonable attorney’s fees and expenses and the reasonable fees, out-of-pocket expenses and costs incurred in connection with any action, claim or suit brought to enforce the Indenture Trustee’s right to indemnification).

(e)            Except to the extent expressly provided in this Agreement or the other Basic Documents (including the Servicer’s claims with respect to the Servicing Fee, reimbursement for any Excess Remittance, reimbursement for costs incurred pursuant to Section 5.02(d) and the payment of the purchase price of Securitized Utility Tariff Property), the Servicer hereby releases and discharges the Issuer, any Independent Manager and the Indenture Trustee, and each of their respective officers, directors and agents (collectively, the “Released Parties”) from any and all actions, claims and demands whatsoever, whenever arising, which the Servicer, in its capacity as Servicer or otherwise, shall or may have against any such Person relating to the Securitized Utility Tariff Property or the Servicer’s activities with respect thereto other than any actions, claims and demands arising out of the willful misconduct, bad faith or gross negligence of the Released Parties.

(f)             Promptly after receipt by an Indemnified Person of notice (or, in the case of the Indenture Trustee, receipt of notice by a Responsible Officer only) of the commencement of any action, proceeding or investigation, such Indemnified Person shall, if a claim in respect thereof is to be made against the Servicer under this Section 6.02, notify the Servicer in writing of the commencement thereof. Failure by an Indemnified Person to so notify the Servicer shall relieve the Servicer from the obligation to indemnify and hold harmless such Indemnified Person under this Section 6.02 only to the extent that the Servicer suffers actual prejudice as a result of such failure. With respect to any action, proceeding or investigation brought by a third party for which indemnification may be sought under this Section 6.02, the Servicer shall be entitled to conduct and control, at its expense and with counsel of its choosing that is reasonably satisfactory to such Indemnified Person, the defense of any such action, proceeding or investigation (in which case the Servicer shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Person except as set forth below); provided that the Indemnified Person shall have the right to participate in such action, proceeding or investigation through counsel chosen by it and at its own expense. Notwithstanding the Servicer’s election to assume the defense of any action, proceeding or investigation, the Indemnified Person shall have the right to employ separate counsel (including local counsel), and the Servicer shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the defendants in any such action include both the Indemnified Person and the Servicer and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Servicer, (ii) the Servicer shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action, (iii) the Servicer shall authorize the Indemnified Person to employ separate counsel at the expense of the Servicer or (iv) in the case of the Indenture Trustee, such action exposes the Indenture Trustee to a material risk of criminal liability or forfeiture or a Servicer Default has occurred and is continuing. Notwithstanding the foregoing, the Servicer shall not be obligated to pay for the fees, costs and expenses of more than one separate counsel for the Indemnified Persons other than one local counsel, if appropriate. The Servicer will not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought under this Section 6.02 (whether or not the Indemnified Person is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Person from all liability arising out of such claim, action, suit or proceeding.

SECTION 6.03.         Merger or Consolidation of, or Assumption of the Obligations of, Servicer.

Any Person (a) into which the Servicer may be merged or consolidated and that succeeds to all or substantially all of the electric transmission and distribution business of the Servicer, (b) that results from the division of the Servicer into two or more entities and succeeds to all or substantially all of the electric transmission and distribution business of the Servicer, (c) that may result from any merger or consolidation to which the Servicer shall be a party and succeeds to all or substantially all of the electric transmission and distribution business of the Servicer, or (d) that may otherwise succeed to all or substantially all of the electric transmission and distribution business of the Servicer, shall be the successor to the Servicer under this Agreement; provided, however, that (i) such successor must execute an agreement of assumption to perform every obligation of the Servicer hereunder, (ii) immediately after giving effect to such transaction, no Servicer Default and no event that, after notice or lapse of time, or both, would become a Servicer Default shall have occurred and be continuing, (iii) the Servicer shall have delivered to the Issuer, the Indenture Trustee and the Rating Agencies an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger or succession and such agreement of assumption complies with this Section 6.03 and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with and (iv) prior written notice shall have been delivered to the Rating Agencies. Notwithstanding anything herein to the contrary, the execution of the foregoing agreement of assumption and compliance with clauses (i) and (ii) above shall be conditions to the consummation of the transactions referred to in clauses (a), (b), (c) and (d) above. If all the conditions to any such assumption are met, then the prior Servicer will automatically be released from all of its obligations under this Agreement, other than those that specifically survive a termination of this Agreement.

SECTION 6.04.         Limitation on Liability of Servicer and Others.

Neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be liable to the Issuer, the Indenture Trustee, the Issuer’s Managers, the Bondholders or any other Person, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for good faith errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising under this Agreement.

Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be related to or incidental to its duties to service the Securitized Utility Tariff Property in accordance with this Agreement, and that in its opinion may involve it in any expense or liability; provided, however, that the Servicer may, in respect of any Proceeding, undertake any action that it is not specifically identified in this Agreement as a duty of the Servicer but that the Servicer reasonably determines is necessary or desirable in order to protect the rights and duties of the Issuer or the Indenture Trustee under this Agreement and the interests of the Holders and Customers under this Agreement. The Servicer’s costs and expenses incurred in connection with any such proceeding shall be payable from Securitized Utility Tariff Charge Collections as an Operating Expense (and shall not be deemed to constitute a portion of the Servicing Fee) in accordance with the Indenture. The Servicer shall have no obligations under this paragraph if it is not being reimbursed on a current basis for its costs and expenses in taking such actions, and shall not be required to advance its own funds to satisfy its obligations hereunder.

SECTION 6.05.         Ameren Missouri Not to Resign as Servicer.

Subject to the provisions of Section 6.03, Ameren Missouri shall not resign from the obligations and duties hereby imposed on it as Servicer under this Agreement except upon either (a) a determination by Ameren Missouri that the performance of its duties under this Agreement shall no longer be permissible under applicable law or (b) satisfaction of the following: (i) the Rating Agency Condition shall have been satisfied and (ii) the MoPSC shall have approved such resignation. Notice of any such determination permitting the resignation of Ameren Missouri pursuant to clause (a) shall be communicated to the Issuer, the Indenture Trustee and the Rating Agencies at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered to the Issuer and the Indenture Trustee, with a copy to the MoPSC, concurrently with or promptly after such notice. No such resignation shall become effective until a successor Servicer shall have assumed the responsibilities and obligations of Ameren Missouri in accordance with Section 7.02. No such resignation shall become effective until a successor Servicer shall have assumed the responsibilities and obligations of Ameren Missouri in accordance with Section 7.02.

SECTION 6.06.         Servicing Compensation.

(a)            In consideration for its services hereunder, until the Retirement of the Securitized Utility Tariff Bonds, the Servicer shall receive an annual fee (the “Servicing Fee”) in an amount equal to (i) 0.05% of the initial principal amount of the Securitized Utility Tariff Bonds for so long as Ameren Missouri or an Affiliate of Ameren Missouri is the Servicer or (ii) if Ameren Missouri or any of its Affiliates is not the Servicer, an amount agreed upon by the Successor Servicer and the Indenture Trustee acting at the direction of the Holders of a majority of the Securitized Utility Tariff Bonds, provided that such fee shall not exceed 0.60% of the initial principal amount of the Securitized Utility Tariff Bonds unless such higher rate is approved by the MoPSC and would not cause any of the then current credit ratings of the Securitized Utility Tariff Bonds to be suspended, withdrawn or downgraded. The Servicing Fee owing shall be calculated based on the initial principal amount of the Securitized Utility Tariff Bonds and shall be paid semi-annually with half of the Servicing Fee being paid on each Payment Date (provided that the first payment may be adjusted for a longer or shorter first Payment Period).

(b)            The Servicing Fee set forth in Section 6.06(a) shall be paid to the Servicer by the Indenture Trustee, on each Payment Date in accordance with the priorities set forth in Section 8.02(e) of the Indenture, by wire transfer of immediately available funds from the Collection Account to an account designated by the Servicer. Any portion of the Servicing Fee not paid on any such date should be added to the Servicing Fee payable on the subsequent Payment Date. In no event shall the Indenture Trustee be liable for the payment of any Servicing Fee or other amounts specified in this Section 6.06; provided that this Section 6.06 does not relieve the Indenture Trustee of any duties it has to allocate funds for payment for such fees under Section 8.02 of the Indenture.

(c)            The foregoing Servicing Fees constitute a fair and reasonable price for the obligations to be performed by the Servicer. Such Servicing Fee shall be determined without regard to the income of the Issuer, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Issuer and shall be considered an Operating Expense of the Issuer subject to the limitations on such expenses set forth in the Financing Order.

SECTION 6.07.         Compliance with Applicable Law.

The Servicer covenants and agrees, in servicing the Securitized Utility Tariff Property, to comply in all material respects with all laws applicable to, and binding upon, the Servicer and relating to the Securitized Utility Tariff Property the noncompliance with which would have a material adverse effect on the value of the Securitized Utility Tariff Property; provided, however, that the foregoing is not intended to, and shall not, impose any liability on the Servicer for noncompliance with any Requirement of Law that the Servicer is contesting in good faith in accordance with its customary standards and procedures.

SECTION 6.08.         Access to Certain Records and Information Regarding Securitized Utility Tariff Property.

The Servicer shall provide to the Indenture Trustee access to the Securitized Utility Tariff Property Records as is reasonably required for the Indenture Trustee to perform its duties and obligations under the Indenture and the other Basic Documents, and shall provide access to such records to the Holders as required by applicable law. Access shall be afforded without charge, but only upon reasonable request and during normal business hours at the respective offices of the Servicer. Nothing in this Section 6.08 shall affect the obligation of the Servicer to observe any applicable law (including any MoPSC Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 6.08.

SECTION 6.09.         Appointments.

The Servicer may at any time appoint any Person to perform all or any portion of its obligations as Servicer hereunder; provided, however, that, unless such Person is an Affiliate of Ameren Missouri, the Rating Agency Condition shall have been satisfied in connection therewith; provided further that the Servicer shall remain obligated and be liable under this Agreement for the servicing and administering of the Securitized Utility Tariff Property in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such Person and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Securitized Utility Tariff Property. The fees and expenses of any such Person shall be as agreed between the Servicer and such Person from time to time and none of the Issuer, the Indenture Trustee, the Holders or any other Person shall have any responsibility therefor or right or claim thereto. Any such appointment shall not constitute a Servicer resignation under Section 6.05.

SECTION 6.10.         No Servicer Advances.

The Servicer shall not make any advances of interest on or principal of the Securitized Utility Tariff Bonds.

SECTION 6.11.         Remittances.

(a)            On each Servicer Business Day, after the Billing Commencement Date, the Servicer shall remit to the General Subaccount of the Collection Account the total Estimated Securitized Utility Tariff Charge Collections estimated to have been received by the Servicer from or on behalf of Customers on such Servicer Business Day in respect of all previously billed Securitized Utility Tariff Charges (the “Daily Remittance”), which Daily Remittance shall be calculated according to the procedures set forth in Annex I and shall be remitted as soon as reasonably practicable but in no event later than the second Servicer Business Day after such payments are estimated to have been received. Prior to each remittance to the General Subaccount of the Collection Account pursuant to this Section 6.11, the Servicer shall provide written notice to the Indenture Trustee of each such remittance (including the exact dollar amount to be remitted). The Servicer shall also, promptly upon receipt, remit to the Collection Account any other proceeds of the Securitized Utility Tariff Bond Collateral which it may receive from time to time.

(b)            The Servicer agrees and acknowledges that it holds all Securitized Utility Tariff Charge Payments collected by it and any other proceeds for the Securitized Utility Tariff Bond Collateral received by it for the benefit of the Indenture Trustee and the Holders and that all such amounts will be remitted by the Servicer in accordance with this Section 6.11 without any surcharge, fee, offset, charge or other deduction except (i) as set forth in clause (c) below and (ii) for late fees permitted by Section 6.06. The Servicer further agrees not to make any claim to reduce its obligation to remit all Securitized Utility Tariff Charge Payments collected by it in accordance with this Agreement except (i) as set forth in clause (c) below and (ii) for late fees permitted by Section 6.06.

(c)            Not less often than semi-annually (except in the case of the first reconciliation after the first Payment Date, which may be longer than six months), the Servicer will compare Actual Securitized Utility Tariff Charge Collections to the Estimated Securitized Utility Tariff Charge Collections that have been remitted to the Indenture Trustee. Such reconciliation will be conducted within sixty (60) days of each Payment Date and reflected in a Reconciliation Certificate delivered to the Indenture Trustee in the form attached hereto as Exhibit D. The Servicer shall calculate the amount of any Remittance Shortfall or Excess Remittance for the immediately preceding Reconciliation Period, and (A) if a Remittance Shortfall exists, the Servicer shall make a supplemental remittance, to the General Subaccount of the Collection Account within ten (10) days, or (B) if an Excess Remittance exists, the Servicer will reduce the Daily Remittance(s) over the next month following the date of the Reconciliation Certificate to the Indenture Trustee. If there is a Remittance Shortfall, the amount which the Servicer remits to the General Subaccount of the Collection Account on the relevant date set forth above shall be increased by the amount of such Remittance Shortfall, such increase coming from the Servicer’s own funds.

(d)            The Servicer acknowledges and agrees that the Issuer is the owner of and has the legal right to all Securitized Utility Tariff Charges received by the Servicer, and that the daily and reconciliation calculations and remittances permitted by this Servicing Agreement, which are based upon estimates of the Securitized Utility Tariff Charges received by the Servicer, is made for convenience and cost effectiveness given the current billing system of the Servicer. The Servicer agrees that in the event any Servicer Default hereunder, the Servicer, upon demand of the Indenture Trustee (acting at the written direction of the Holders), will promptly, but not later than 60 days follow such request, provide to the Indenture Trustee a reconciliation of actual Securitized Utility Tariff Charges received by the Servicer and the Securitized Utility Tariff Charges remitted by the Servicer.

(e)            Unless otherwise directed to do so by the Issuer, the Servicer shall be responsible for selecting Eligible Investments in which the funds in each Collection Account shall be invested pursuant to Section 8.03 of the Indenture.

ARTICLE VII
DEFAULT

SECTION 7.01.         Servicer Default.

If any one or more of the following events (each, a “Servicer Default”) shall occur and be continuing:

(a)            any failure by the Servicer to remit to the Collection Account on behalf of the Issuer any required remittance that shall continue unremedied for a period of five (5) Business Days after written notice of such failure is received by the Servicer from the Issuer or the Indenture Trustee or after discovery of such failure by an officer of the Servicer; or

(b)            any failure on the part of the Servicer or, so long as the Servicer is Ameren Missouri or an Affiliate thereof, any failure on the part of Ameren Missouri, as the case may be, duly to observe or to perform in any material respect any covenants or agreements of the Servicer or Ameren Missouri, as the case may be, set forth in this Agreement (other than as provided in clause (a) of this Section 7.01) or any other Basic Document to which it is a party, which failure shall (i) materially and adversely affect the rights of the Holders and (ii) continue unremedied for a period of sixty (60) days after the date on which (A) written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer or Ameren Missouri, as the case may be, by the Issuer (with a copy to the Indenture Trustee) or to the Servicer or Ameren Missouri, as the case may be, by the Indenture Trustee (acting at the written direction of the Holders) or (B) such failure is discovered by an officer of the Servicer; or

(c)            any failure by the Servicer duly to perform its obligations under Section 4.01(b) of this Agreement in the time and manner set forth therein, which failure continues unremedied for a period of five (5) Business Days; or

(d)            any representation or warranty made by the Servicer in this Agreement or any Basic Document shall prove to have been incorrect in a material respect when made, which has a material adverse effect on the Holders and which material adverse effect continues unremedied for a period of sixty (60) days after the date on which written notice thereof, requiring the same to be remedied, shall have been delivered to the Servicer (with a copy to the Indenture Trustee) by the Issuer or the Indenture Trustee (acting at the written direction of the Holders) after such failure is discovered by an officer of the Servicer; or

(e)            an Insolvency Event occurs with respect to the Servicer or Ameren Missouri;

then, and in each and every case, so long as the Servicer Default shall not have been remedied, either the Indenture Trustee, or the Holders of Securitized Utility Tariff Bonds evidencing not less than a majority of the Outstanding Amount of the Securitized Utility Tariff Bonds, by notice then given in writing to the Servicer (and to the Indenture Trustee if given by the Bondholders) (a “Termination Notice”) may terminate all the rights and obligations of the Servicer, subject to compliance with Section 7.02. In addition, upon a Servicer Default described in Section 7.01(a), each of the following shall be entitled to apply to the MoPSC for sequestration and payment of revenues arising with respect to the Securitized Utility Tariff Property: (i) the Holders of any Securitized Utility Tariff Bonds and any Indenture Trustee or representative thereof as beneficiaries of any statutory or other Lien permitted by the Securitization Law; (ii) the Issuer or its assignees; or (iii) pledgees or transferees, including transferees under Section 393.1700.5.(1)(c) of the Securitization Law, of the Securitized Utility Tariff Property. On or after the receipt by the Servicer of a Termination Notice, all authority and power of the Servicer under this Agreement, whether with respect to the Securitized Utility Tariff Bonds, the Securitized Utility Tariff Property, the Securitized Utility Tariff Charges or otherwise, shall, without further action, pass to and be vested in such successor Servicer as may be appointed under Section 7.02; and, without limitation, the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Termination Notice, whether to complete the transfer of the Securitized Utility Tariff Property Records and related documents, or otherwise. The predecessor Servicer shall cooperate with the successor Servicer, the Issuer and the Indenture Trustee in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement, including the transfer to the successor Servicer for administration by it of all Securitized Utility Tariff Property Records and all cash amounts that shall at the time be held by the predecessor Servicer for remittance, or shall thereafter be received by it with respect to the Securitized Utility Tariff Property or the Securitized Utility Tariff Charges. As soon as practicable after receipt by the Servicer of such Termination Notice, the Servicer shall deliver the Securitized Utility Tariff Property Records to the successor Servicer. In case a successor Servicer is appointed as a result of a Servicer Default, all reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with transferring the Securitized Utility Tariff Property Records to the successor Servicer and amending this Agreement to reflect such succession as Servicer pursuant to this Section 7.01 shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses. Termination of Ameren Missouri as Servicer shall not terminate Ameren Missouri’s rights or obligations under the Sale Agreement (except rights thereunder deriving from its rights as the Servicer hereunder).

SECTION 7.02.         Appointment of Successor.

(a)            Upon the Servicer’s receipt of a Termination Notice pursuant to Section 7.01 or the Servicer’s resignation or removal in accordance with the terms of this Agreement, the predecessor Servicer shall continue to perform its functions as Servicer under this Agreement, and shall be entitled to receive the requisite portion of the Servicing Fee, until a successor Servicer shall have assumed in writing the obligations of the Servicer hereunder as described below. In the event of the Servicer’s termination, removal or resignation hereunder, the Issuer shall appoint a successor Servicer with the Indenture Trustee’s prior written consent thereto (acting at the written direction and the consent, which shall not be unreasonably withheld, of the Holders of a majority of the Securitized Utility Tariff Bonds) and the written approval of the MoPSC, and the successor Servicer shall accept its appointment by a written assumption in form acceptable to the Issuer and the Indenture Trustee. If within 30 days after the delivery of the Termination Notice, the Issuer shall not have obtained such a new Servicer, the Indenture Trustee may petition the MoPSC or a court of competent jurisdiction to appoint a successor Servicer under this Agreement. A Person shall qualify as a successor Servicer only if (i) such Person is permitted under MoPSC Regulations to perform the duties of the Servicer, (ii) the Rating Agency Condition shall have been satisfied and (iii) such Person enters into a servicing agreement with the Issuer having substantially the same provisions as this Agreement. In no event shall the Indenture Trustee be liable for its or the Issuer’s appointment of a successor Servicer. The Indenture Trustee’s expenses incurred under this Section 7.02(a) shall be at the sole expense of the Issuer and payable from the Collection Account as provided in Section 8.02 of the Indenture.

(b)            Upon appointment, the successor Servicer shall be the successor in all respects to the predecessor Servicer and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer and shall be entitled to the Servicing Fee and all the rights granted to the predecessor Servicer by the terms and provisions of this Agreement.

SECTION 7.03.         Waiver of Past Defaults.

The Holders of Securitized Utility Tariff Bonds evidencing not less than a majority of the Outstanding Amount of the Securitized Utility Tariff Bonds may, on behalf of all Bondholders, direct the Indenture Trustee to waive in writing any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required remittances to the Indenture Trustee for deposit into the Collection Account in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

SECTION 7.04.         Notice of Servicer Default.

The Servicer shall deliver to the Issuer, the Indenture Trustee, the MoPSC and the Rating Agencies, promptly after having obtained knowledge thereof, but in no event later than five (5) Business Days thereafter, written notice of any event which with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 7.01.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

SECTION 8.01.         Amendment.

(a)            This Agreement may be amended in writing by the Servicer and the Issuer with five Business Days’ prior written notice given to the Rating Agencies and the prior written consent of the Indenture Trustee, but without the consent of any of the Bondholders, (i) to cure any ambiguity, to correct or supplement any provisions in this Agreement, (ii) to add additional Securitized Utility Tariff Property under this Agreement or (iii) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement or of modifying in any manner the rights of the Bondholders; provided, however, that any such amendment pursuant to clause (iii) shall not, as evidenced by an Officer’s Certificate delivered to the Issuer and the Indenture Trustee, adversely affect in any material respect the interests of any Bondholder. For purposes of this paragraph (a), any amendment that increases the Servicing Fee payable to a successor Servicer shall not be treated as adversely affecting the interests of any Bondholder so long as the Servicing Fee is within the range approved in the Financing Order.

(b)            This Agreement may also be amended in writing from time to time by the Servicer and the Issuer with prior written notice given to the Rating Agencies and the prior written consent of the Indenture Trustee and the prior written consent of the Holders of Securitized Utility Tariff Bonds evidencing not less than a majority of the Outstanding Amount of the Securitized Utility Tariff Bonds affected by any such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Bondholders; provided, however, that no such amendment shall (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, Securitized Utility Tariff Charge Collections or (ii) reduce the aforesaid percentage of the Outstanding Amount of Securitized Utility Tariff Bonds, the Holders of which are required to consent to any such amendment, without the consent of the Holders of all the outstanding Securitized Utility Tariff Bonds.

Promptly after the execution of any such amendment and the requisite consents, the Issuer shall furnish written notification of the substance of such amendment to the Indenture Trustee and each of the Rating Agencies.

It shall not be necessary for the consent of Bondholders pursuant to this Section 8.01(b) to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

(c)            Prior to the execution of any amendment to this Agreement, the Issuer and the Indenture Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel of external counsel stating that such amendment is authorized or permitted by this Agreement and that all conditions precedent have been satisfied and upon the Opinion of Counsel from external counsel referred to in Section 3.01(c)(i). The Issuer and the Indenture Trustee may, but shall not be obligated to, enter into any such amendment which affects their own rights, duties, indemnities or immunities under this Agreement or otherwise.

(d)            Notwithstanding Sections 8.01(a) or 8.01(b), or anything to the contrary in this Agreement, the Servicer and the Issuer may amend Annex I to this Agreement in writing with prior written notice given to the Indenture Trustee, the MoPSC and the Rating Agencies, but without the consent of the Indenture Trustee, the MoPSC, any Rating Agency or any Bondholder, solely to address changes to the Servicer’s method of calculating Securitized Utility Tariff Charge Payments received as a result of changes to the Servicer’s current computerized customer information system or to address the manner of presenting Securitized Utility Tariff Charges on the Bills of Customers; provided that any such amendment shall not have or cause a material adverse effect on the Bondholders.

SECTION 8.02.         Maintenance of Accounts and Records.

(a)            The Servicer shall maintain accounts and records as to the Securitized Utility Tariff Property accurately and in accordance with its standard accounting procedures and in sufficient detail to permit reconciliation between Securitized Utility Tariff Charge Payments received by the Servicer and Securitized Utility Tariff Charge Collections from time to time deposited into the Collection Account.

(b)            The Servicer shall permit the Indenture Trustee and its agents at any time during normal business hours, upon reasonable notice to the Servicer and to the extent it does not unreasonably interfere with the Servicer’s normal operations, to inspect, audit and make copies of and abstracts from the Servicer’s records regarding the Securitized Utility Tariff Property and the Securitized Utility Tariff Charges. Nothing in this Section 8.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any MoPSC Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 8.02(b).

SECTION 8.03.         Notices.

Unless otherwise specifically provided herein, all notices, directions, consents and waivers required under the terms and provisions of, this Agreement shall be in writing and shall be effective (i) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (ii) upon receipt when sent by an overnight courier, (iii) on the date personally delivered to an authorized officer of the party to which sent or (iv) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt in all cases, addressed as follows:

(a)            in the case of the Servicer, to Union Electric Company d/b/a Ameren Missouri, at 1901 Chouteau Avenue, St. Louis, Missouri 63103, Attention: Darryl T. Sagel, Telephone: (314) 551-4108;

(b)            in the case of the Issuer, to Ameren Missouri Securitization Funding I, LLC, , at 1901 Chouteau Avenue, St. Louis, Missouri 63103, Attention: Darryl T. Sagel, Telephone: (314) 551-4108;

(c)            in the case of the Indenture Trustee, to the Corporate Trust Office;

(d)            in the case of the MoPSC, to Missouri Public Service MoPSC at P.O. Box 360, 200 Madison Street, Jefferson City, MO 65102-0360, Attention: Nancy Dippell, Secretary and Chief RLJ, Telephone: (573) 751-3234 or (800) 392-4211;

(e)             in the case of Moody’s, to Moody’s Investors Service, Inc., ABS/RMBS Monitoring Department, 24th Floor, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, Email: ServicerReports@moodys.com (for servicer reports and other reports) and ABSCORMonitoring@moodys.com (for all other notices) (all such notices to be delivered to Moody’s in writing by email);

(f)            in the case of S&P, to S&P Global Ratings, a division of S&P Global Inc., Structured Credit Surveillance, 55 Water Street, New York, New York 10041, Telephone: (212) 438-8991, Email: servicer_reports@spglobal.com (all such notices to be delivered to S&P in writing by email); and

(g)            as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

SECTION 8.04.         Assignment.

Notwithstanding anything to the contrary contained herein, except as provided in Section 6.03 and as provided in the provisions of this Agreement concerning the resignation of the Servicer, this Agreement may not be assigned by the Servicer.

SECTION 8.05.         Limitations on Rights of Others.

The provisions of this Agreement are solely for the benefit of the Servicer and the Issuer and, to the extent provided herein or in the Basic Documents, Customers, the Indenture Trustee and the Holders, and the other Persons expressly referred to herein, and such Persons shall have the right to enforce the relevant provisions of this Agreement. Nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Securitized Utility Tariff Property or Securitized Utility Tariff Bond Collateral or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

SECTION 8.06.         Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision (if any) or the remaining provisions hereof (unless such a construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.07.         Separate Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 8.08.         Headings.

The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 8.09.         Governing Law.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 8.10.         Assignment to Indenture Trustee.

(a) The Servicer hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by the Issuer to the Indenture Trustee for the benefit of the Secured Parties pursuant to the Indenture of any or all of the Issuer’s rights hereunder and (b) in no event shall the Indenture Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates delivered pursuant hereto, as to all of which any recourse shall be had solely to the assets of the Issuer subject to the availability of funds therefor under Section 8.02 of the Indenture.

SECTION 8.11.         Nonpetition Covenants.

Notwithstanding any prior termination of this Agreement or the Indenture, but subject to the MoPSC’s right to order the sequestration and payment of revenues arising with respect to the Securitized Utility Tariff Property notwithstanding any bankruptcy, reorganization or other insolvency proceedings with respect to the debtor, pledgor or transferor of the Securitized Utility Tariff Property pursuant to Section 393.1700.5.(2)(b) of the Securitization Law, the Servicer shall not, prior to the date that is one year and one day after the termination of the Indenture, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Issuer under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of the property of the Issuer or ordering the winding up or liquidation of the affairs of the Issuer.

SECTION 8.12.         Limitation of Liability.

It is expressly understood and agreed by the parties hereto that this Agreement is executed and delivered by the Indenture Trustee, not individually or personally but solely as Indenture Trustee in the exercise of the powers and authority conferred and vested in it, and that the Indenture Trustee, in acting hereunder, is entitled to all rights, benefits, protections, immunities and indemnities accorded to it under the Indenture.

SECTION 8.13.         Rule 17g-5 Compliance.

The Servicer agrees that any notice, report, request for satisfaction of the Rating Agency Condition, document or other information provided by the Servicer to any Rating Agency under this Agreement or any other Basic Document to which it is a party for the purpose of determining the initial credit rating of the Securitized Utility Tariff Bonds or undertaking credit rating surveillance of the Securitized Utility Tariff Bonds with any Rating Agency, or satisfy the Rating Agency Condition, shall be substantially concurrently posted by the Servicer on the 17g-5 Website.

~~[~~SIGNATURE PAGE FOLLOWS~~]~~

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.

ISSUER: Ameren missouri Securitization funding i, llc, a Delaware limited liability company

By:
	Name:	[ ]
	Title:	Manager and President

SERVICER: UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI, a Missouri corporation

By:
	Name:	[ ]
	Title:	[ ]

Acknowledged and Accepted:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Indenture Trustee

By:
Name:
Title:

 Signature Page to

Securitized Utility Tariff Property Servicing Agreement

ANNEX I

SERVICING PROCEDURES

The Servicer agrees to comply with the following servicing procedures:

SECTION 1. Definitions.

(a)            Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Securitized Utility Tariff Property Servicing Agreement (the “Agreement”) to which this Annex I is attached.

(b)            Whenever used in this Annex I, the following words and phrases shall have the following meanings:

“Billed Securitized Utility Tariffs” means the amounts of Securitized Utility Tariff Charges billed by the Servicer, whether billed directly to Customers by the Servicer.

“Securitized Utility Tariff Charge Revenues” means the revenues from Customers by the Servicer from the Billed Securitized Utility Tariffs.

“Servicer Policies and Practices” means, with respect to the Servicer’s duties under this Annex I, the policies and practices of the Servicer applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself and, if applicable, others.

“Weighted Average Days Sales Outstanding” means the weighted average number of days Ameren Missouri monthly bills to Customers remain outstanding during the calendar year preceding the calculation thereof pursuant to Section 4.01(b)(i) of the Servicing Agreement.

SECTION 2. Data Acquisition.

(a)            Installation and Maintenance of Meters. The Servicer shall use its best efforts to cause to be installed, replaced and maintained meters in such places and in such condition as will enable the Servicer to obtain usage measurements for each Customer at least once every billing period.

(b)            Meter Reading. At least once each billing period, the Servicer shall obtain usage measurements from each Customer; provided, however, that the Servicer may estimate any Customer’s usage determined in accordance with applicable MoPSC Regulations and Servicer Policies and Practices.

(c)            Cost of Metering. The Issuer shall not be obligated to pay any costs associated with the routine metering duties set forth in this Section 2, including the costs of installing, replacing and maintaining meters, nor shall the Issuer be entitled to any credit against the Servicing Fee for any cost savings realized by the Servicer as a result of new metering and/or billing technologies.

Annex I-1

SECTION 3. Usage and Bill Calculation.

The Servicer (a) shall obtain a calculation of each Customer’s usage (which may be based on data obtained from such Customer’s meter read or on usage estimates determined in accordance with the Servicer Policies and Practices and applicable MoPSC Regulations) at least once each billing period and shall determine therefrom each Customer’s individual Securitized Utility Tariff Charge to be included on such Customer’s Bill.

SECTION 4. Billing.

The Servicer shall implement the Securitized Utility Tariff Charges as of the Billing Commencement Date and shall thereafter bill each Customer, for the respective Customer’s outstanding current and past due Securitized Utility Tariff Charges accruing through the date on which the Securitized Utility Tariff Charges may no longer be billed under the Tariff, all in accordance with the following:

(a)            Frequency of Bills; Billing Practices. In accordance with the Servicer’s then-existing Servicer Policies and Practices for its own charges, as such Servicer Policies and Practices may be modified from time to time, the Servicer shall generate and issue a Bill to each Customer, for such Customers’ Securitized Utility Tariff Charges once every applicable billing period, at the same time, with the same frequency and on the same Bill as that containing the Servicer’s own charges to such Customers. In the event that the Servicer makes any material modification to its Servicer Policies and Practices for its own charges, it shall notify the Issuer, the Indenture Trustee, the MoPSC and the Rating Agencies as soon as practicable, and in no event later than 60 Business Days after such modification goes into effect; provided, however, that the Servicer may not make any modification that will materially adversely affect the Bondholders.

(b)            Format.

(i)             The Servicer shall conform to such requirements regarding the format, structure and text of Bills delivered to Customers as this Agreement, the Financing Order, the Securitization Law and applicable MoPSC Regulations shall from time to time prescribe. To the extent that Bill format, structure and text are not prescribed by this Agreement, the Financing Order, the Securitization Law or by applicable MoPSC Regulations, the Servicer shall determine the format, structure and text of all Bills in accordance with its reasonable business judgment, its Servicer Policies and Practices with respect to its own charges and prevailing industry standards.

(c)            Delivery. The Servicer shall deliver all Bills issued by it (i) by United States mail in such class or classes as are consistent with the Servicer Policies and Practices followed by the Servicer with respect to its own charges to its Customers or (ii) by any other means, whether electronic or otherwise, that the Servicer may from time to time use to present its own charges to its Customers. The Servicer shall pay from its own funds all costs of issuance and delivery of all Bills, including but not limited to printing and postage costs as the same may increase or decrease from time to time.

Annex I-2

SECTION 5. Customer Service Functions.

The Servicer shall handle all Customer inquiries and other Customer service matters according to the same procedures it uses to service Customers with respect to its own charges.

SECTION 6. Collections; Payment Processing; Remittance.

(a)            Collection Efforts, Policies, Procedures.

(i)            The Servicer shall use reasonable efforts to collect all Billed Securitized Utility Tariff Charge Revenues from Customers as and when the same become due and shall follow such collection procedures as it follows with respect to comparable assets that it services for itself or others, including with respect to the following:

(A)	The Servicer shall prepare and deliver overdue notices to Customers in accordance with applicable MoPSC Regulations and Servicer Policies and Practices.

(B)	The Servicer shall apply late payment charges, which may be payable to the extent authorized, to outstanding Customer balances in accordance with applicable MoPSC Regulations and as required by the Financing Order. All late payment charges, to the extent available, and interest collected shall be payable to and retained by the Servicer as a component of its compensation under the Agreement, and the Issuer shall have no right to share in the same.

(C)	The Servicer shall deliver oral and written past-due and shut-off notices in accordance with applicable MoPSC Regulations and Servicer Policies and Practices.

(D)	The Servicer shall adhere to and carry out disconnection policies in accordance with applicable MoPSC Regulations and Servicer Policies and Practices.

(E)	The Servicer may employ the assistance of collection agents in accordance with applicable MoPSC Regulations and Servicer Policies and Practices.

(F)	The Servicer shall deliver verbal and written final notices of delinquency and possible disconnection in accordance with applicable MoPSC Regulations and Servicer Policies and Practices.

(G)	The Servicer may employ the assistance of collection agents to collect any past-due Securitized Utility Tariff Charges in accordance with applicable MoPSC Regulations and Servicer Policies and Practices and the Tariff.

(H)	The Servicer shall apply Customer deposits to the payment of delinquent accounts in accordance with the Financing Order, applicable MoPSC Regulations and Servicer Policies and Practices and according to the priorities set forth in Section 6(b) of this Annex I.

Annex I-3

(ii)            The Servicer may in its own discretion waive any late payment charge or any other fee or charge relating to delinquent payments, if any, and may waive, vary or modify any terms of payment of any amounts payable by a Customer, in each case if such waiver or action: (A) would be in accordance with the Servicer’s customary practices or those of any successor Servicer with respect to comparable assets that it services for itself and for others; (B) would not materially adversely affect the rights of the Holders as evidenced by an Officer’s Certificate of the Issuer; and (C) would comply with applicable law; provided, however, that notwithstanding anything in the Agreement or this Annex I to the contrary, the Servicer is authorized to write off any Billed Securitized Utility Tariffs, in accordance with its Servicer Policies and Practices.

(iii)            The Servicer shall accept payment from Customers in respect of Billed Securitized Utility Tariffs in such forms and methods and at such times and places as it accepts for payment of its own charges.

(b)            Payment Processing; Allocation; Priority of Payments.

(i)             The Servicer shall post all payments received to Customer accounts as promptly as practicable, and, in any event, substantially all payments shall be posted no later than three (3) Business Days after receipt.

(ii)            Subject to clause (iii) below, the Servicer shall apply payments received to each Customer’s account in proportion to the charges contained on the outstanding Bill to such Customer.

(iii)            If any amounts collected by the Servicer represent partial payments of the total Bill to a Customer, first dollars collected of such payments shall be attributed to past due balances, if any, and the remainder shall be allocated ratably among the Securitized Utility Tariff Charges and other amounts due for that given prior or current period bill in proportion to their percentage of the overall bill.

(iv)            The Servicer shall hold all over-payments for the benefit of the Issuer and Ameren Missouri and shall apply such funds to future Bill charges in accordance with clauses (ii) and (iii) as such charges become due.

(c)            Accounts; Records.

The Servicer shall maintain accounts and records as to the Securitized Utility Tariff Property accurately and in accordance with its standard accounting procedures and in sufficient detail (i) to permit reconciliation between payments or recoveries with respect to the Securitized Utility Tariff Property and the amounts from time to time remitted to the Collection Account in respect of the Securitized Utility Tariff Property and (ii) to permit the Securitized Utility Tariff Charge Collections held by the Servicer to be accounted for separately from the funds with which they may be commingled, so that the dollar amounts of Securitized Utility Tariff Charge Collections commingled with the Servicer’s funds may be properly identified and traced.

Annex I-4

(d)            Investment of Securitized Utility Tariff Charge Payments Received.

Prior to each Daily Remittance, the Servicer may invest Securitized Utility Tariff Charge Payments received at its own risk and (except as required by applicable MoPSC Regulations) for its own benefit. So long as the Servicer complies with its obligations under Section 6(c), neither such investments nor such funds shall be required to be segregated from the other investment and funds of the Servicer.

(e)            Calculation of Daily Remittance.

(i)             For purposes of calculating the Daily Remittance, the Servicer shall, on each Servicer Business Day, estimate Securitized Utility Tariff Charge Collections based on the daily billed amounts and the Weighted Average Days Sales Outstanding and system-wide write off percentage, which resulting estimate shall constitute the amount of Estimated Securitized Utility Tariff Charge Collections for such Servicer Business Day. Pursuant to Section 6.11(c) of the Agreement, not less than semi-annually (except in the case of the First Payment Period, which may be longer than six months), but in no event more than sixty (60) days after each Payment Date, the Servicer shall calculate the amount of Actual Securitized Utility Tariff Charge Collections for the immediately preceding Reconciliation Period as compared to the Estimated Securitized Utility Tariff Charge Collections forwarded to the Collection Account in respect of such Reconciliation Period. Such calculation will be provided to the Indenture Trustee in a Reconciliation Certificate in substantially the form appended to the Agreement as Exhibit D.

(ii)            All calculations of collections, each update of the Weighted Average Days Sales Outstanding and any changes in procedures used to calculate the Estimated Securitized Utility Tariff Charge Collections pursuant to this Section 6(e) shall be made in good faith.

(f)             Remittances.

(i)             The Issuer shall cause to be established the Collection Account in the name of the Indenture Trustee in accordance with the Indenture.

(ii)            The Servicer shall make remittances to the Collection Account in accordance with Section 6.11 of the Agreement.

(iii)            In the event of any change of account or change of institution affecting any Collection Account, the Issuer shall provide written notice thereof to the Servicer and the Rating Agencies not later than five (5) Business Days from the effective date of such change.

Annex I-5

SCHEDULE 4.01(a)

EXPECTED AMORTIZATION SCHEDULE

See Attached

Schedule 4.01(a)-1

EXHIBIT A

FORM OF MONTHLY SERVICER’S CERTIFICATE

See Attached.

MONTHLY SERVICER’S CERTIFICATE

Dated as of [_____], 20[__]

Reference is hereby made to the Securitized Utility Tariff Servicing Agreement, dated as of [Closing Date], 2024 (the “Servicing Agreement”) between Union Electric Company d/b/a Ameren Missouri, a Missouri corporation, as Servicer (the “Servicer”), and Ameren Missouri Securitization Funding I, LLC, a Delaware limited liability company, as Issuer (the “Issuer”). Capitalized terms used but not defined herein shall have the respective meanings specified in the Servicing Agreement. Pursuant to Section 3.01(b) of the Servicing Agreement, the Servicer does hereby certify as follows:

Collection Period:

Total	a. SUTC in Effect (cents/kWH)	b. SUTC Billed[1] ($)	c. Estimated SUTC Collections Deemed Received[2] ($)	d. Estimated SUTC Collections Remitted[3] ($)

1 Securitized Utility Tariff Charges (SUTC) billed during Collection Period.

2 Estimated Securitized Utility Tariff Charges deemed collected during Collection Period (i.e., Estimated Securitized Utility Tariff Charges collected based upon Weighted Average Days Sales Outstanding and write-offs). If Deemed Receipt Date is a non-business day, then it is considered received on the next business day.

3 Estimated Securitized Utility Tariff Charges remitted during Collection Period (i.e., Estimated Securitized Utility Tariff Charges remitted within two Servicer Business Days of deemed collection date).

Exhibit A-2

IN WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer’s Certificate as of the date first above written.

SERVICER:

UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI
a Missouri corporation

By:
Name:
Title:

Signature Page to Monthly Servicer’s Certificate

EXHIBIT B

FORM OF SEMI-ANNUAL SERVICER’S CERTIFICATE

See Attached.

EXHIBIT B-1

SEMI-ANNUAL SERVICER’S CERTIFICATE

Dated as of [            ], 20[    ]

Pursuant to Section 4.01(c)(ii) of the Securitized Utility Tariff Property Servicing Agreement, dated as of [Closing Date], 2024 (the “Servicing Agreement”), between, UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI, a Missouri corporation, as Servicer (the “Servicer”), and AMEREN MISSOURI Securitization funding i, llc, as Issuer (the “Issuer”), the Servicer does hereby certify, for the ________, 20__ Payment Date (the “Current Payment Date”), as follows:

Capitalized terms used herein have their respective meanings as set forth in the Indenture. References herein to certain sections and subsections are references to the respective sections of the Servicing Agreement or the Indenture, as the context indicates.

Collection Periods:        _____ to ______

Payment Date:                 _____________

1.	Collections Allocable and Aggregate Amounts Available for the Current Payment Date:
Securitized Utility Tariff Charge Remittances
	a.	Estimated Monthly Securitized Utility Tariff Charges Remitted for ___ Collection Period[1]	$_________
	b.	Estimated Monthly Securitized Utility Tariff Charges Remitted for ___ Collection Period	$_________
	c.	Estimated Monthly Securitized Utility Tariff Charges Remitted for ___ Collection Period	$_________
	d.	Estimated Monthly Securitized Utility Tariff Charges Remitted for ___ Collection Period	$_________
	e.	Estimated Monthly Securitized Utility Tariff Charges Remitted for ___ Collection Period	$_________
	f.	Estimated Securitized Utility Tariff Charges Remitted for ___ Collection Period[2]	$_________
i.	Total Estimated Securitized Utility Tariff Charge Remittances		$_________
ii.	Investment Earnings on Collection Account
		iii. Investment Earnings on Capital Subaccount	$_________
		iv. Investment Earnings on Excess Funds Subaccount	$_________
		v. Investment Earnings on General Subaccount	$_________
vi.		General Subaccount Balance (sum of i through y above)	$_________
xii.		Excess Funds Subaccount Balance as of Prior Payment Date	$_________
xiii.		Capital Subaccount Balance as of Prior Payment Date	$_________
ix.		Collection Account Balance (sum of vi through vii above)	$_________

1 Includes amounts calculated for the Reconciliation Period for the prior Collection Period, which was settled in [month-date]. Based upon Estimated Securitized Utility Tariff Charges remitted during Collection Period (i.e., Estimated Securitized Utility Tariff Charges remitted within two Servicer Business Days of deemed collection date).

2 Does not include reconciliation amounts calculated for the Reconciliation Period for such Collection Period, which will be settled in the month following such Collection Period

EXHIBIT B-2

2.	Outstanding Amounts as of Prior Payment Date:
i.	Tranche A-1 Outstanding Amount	$_________
ii.	Tranche A-2 Outstanding Amount	$_________
iii.	Aggregate Outstanding Amount of all Tranches of Securitized Utility Tariff Bonds	$_________

3.	Required Funding/Payments as of Current Payment Date:	$_________

Principal		Principal Due
i.	Tranche A-1	$_________
ii.	Tranche A-2	$_________
iii.	For all Tranches of Securitized Utility Tariff Bonds:	$_________

Interest Tranche	Interest Rate	Days in Interest Period[3]	Principal Balance	Interest Due
i. Tranche A-1				$__________
ii. Tranche A-2				$__________
iii.	For all Tranches of Securitized Utility Tariff Bonds:			$__________

	Required Level	Funding Required
iv. Capital Subaccount

4.	Allocation of Remittances as of Current Payment Date Pursuant to 8.02(e) of Indenture

i.	Indenture Trustee Fees and Expenses; Indemnity Amounts[4]	$__________
ii.	Servicing Fee	$__________
iii.	Administration Fee	$__________
iv.	Other Ongoing Financing Costs Expenses	$__________
v.	Semi-Annual Interest (including any past-due for prior periods)	$__________
vi.	Return on Ameren Missouri Capital Contribution

	Tranche	Aggregate	Per $1000 of Original Principal Amount
1.	Tranche A-1 Interest Payment	$__________	$__________
2.	Tranche A-2 Interest Payment	$__________	$__________

vii.	Principal Due and Payable as a Result of an Event of Default or on Final Maturity Date	$__________

3 On 30/360 day basis for initial payment date; otherwise use one-half of annual rate.

4 Subject to $200,000 cap per annum.

EXHIBIT B-3

	Tranche	Aggregate	Per $1000 of Original Principal Amount
1.	Tranche A-1 Principal Payment	$__________	$__________
2.	Tranche A-2 Principal Payment	$__________	$__________
viii.	Semi-Annual Principal			$__________
ix.	Deposit to Excess Funds Subaccount			$__________
x.	Released to Issuer upon Retirement of all Notes			$__________
xi.	Aggregate Remittances as of Current Payment Date			$__________

6.	Subaccount Withdrawals as of Current Payment (if applicable, pursuant to Section 8.02(e) of Indenture:
i.	Excess Funds Subaccount	$__________
ii.	Capital Subaccount	$__________
iii.	Total Withdrawals	$__________

7.	Outstanding Amount and Collection Account Balance as of Current Payment Date (after giving effect to payments to be made on such Payment Date):
i.	Tranche A-1	$__________
ii.	Tranche A-2	$__________
iii.	Aggregate Outstanding Amount of all Tranches of Securitized Utility Tariff Bonds:	$__________
iv.	Excess Funds Subaccount Balance	$__________
v.	Capital Subaccount Balance	$__________
vi.	Aggregate Collection Account Balance	$__________

8.	Shortfalls in Interest and Principal Payments as of Current Payment Date

	i.	Semi-annual Interest
			Tranche A-1 Interest Payment	$__________
			Tranche A-2 Interest Payment	$__________
	ii.	Semi-Annual Principal
			Tranche A-1 Principal Payment	$__________
			Tranche A-2 Principal Payment	$__________

8.	Shortfalls in Required Subaccount Levels as of Current Payment Date
	iii.	Capital Subaccount

EXHIBIT B-4

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Semi-Annual Servicer’s Certificate as of the date first above written.

SERVICER:

UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI,
a Missouri corporation

By:
Name:
Title:

EXHIBIT B-5

EXHIBIT C

FORM OF SERVICER’S REGULATION AB CERTIFICATE5

The undersigned hereby certifies that he/she is the duly elected and acting ~~[~~__________~~]~~ of UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI, a Missouri corporation, as servicer (the “Servicer”), under the Securitized Utility Tariff Servicing Agreement dated as of [Closing Date], 2024 (the “Servicing Agreement”) between the Servicer and AMEREN MISSOURI Securitization funding i, llc, as issuer (the “Issuer”), and further that:

1.              The undersigned (a) is responsible under Item 1122(a) of Regulation AB for assessing the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”) and (b) a review of the Servicer’s activities during the Assessment Period (defined below) and its performance under the Servicing Agreement has been made under the supervision of the undersigned in accordance with Item 1123 of Regulation AB.

2.              With respect to each of the Servicing Criteria, the undersigned has made the following assessment of the Servicing Criteria in accordance with Item 1122(d) of Regulation AB, with such discussion regarding the performance of such Servicing Criteria during the fiscal year covered by the Depositor’s annual report on Form 10-K Report (such fiscal year, the “Assessment Period”):

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Applicable; assessment below.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Not applicable; no servicing activities were outsourced.

5 NTD: to be updated and discussed with Ameren Team.

EXHIBIT C-1

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.	Not applicable; documents do not provide for a back-up servicer.
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Not applicable; MoPSC rules impose credit standards on retail electric providers who handle customer collections and govern performance requirements of utilities.
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Applicable
Cash Collection and Administration
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.	Applicable
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Applicable
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Not applicable; no advances by the Servicer are permitted under the transaction agreements.
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Applicable, but no current assessment is required since transaction accounts are maintained by and in the name of the Indenture Trustee.
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	Applicable, but no current assessment required; all “custodial accounts” are maintained by the Indenture Trustee.

EXHIBIT C-2

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Not applicable; all transfers made by wire transfer.
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Applicable; assessment below.
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the SEC, are maintained in accordance with the transaction agreements and applicable SEC requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the SEC as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.	Applicable; assessment below.
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Not applicable; investor records maintained by Indenture Trustee.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Applicable
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Applicable; assessment below.

EXHIBIT C-3

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	Applicable; assessment below.
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	Applicable; assessment below.
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Not applicable; no removals or substitutions of securitized utility tariff property are contemplated or allowed under the transaction documents.
1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.	Applicable; assessment below.
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	Not applicable; because underlying obligation (securitized utility tariff charge) is not an interest bearing instrument.
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Applicable; assessment below
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Applicable; limited assessment below. Servicer actions governed by MoPSC regulations.
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Applicable, but does not require assessment since no explicit documentation requirement with respect to delinquent accounts are imposed under the transactional documents due to availability of “true-up” mechanism.

EXHIBIT C-4

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	Not applicable; securitized utility tariff charges are not interest bearing instruments.
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.	Applicable; Servicer maintains ESP deposit accounts in accordance with MoPSC rules and regulations.
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Not Applicable
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers under the transaction documents.
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers to pay principal or interest on the bonds.
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.	Applicable; assessment below.

EXHIBIT C-5

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Not applicable; no external enhancement is required under the transaction documents.

3.            To the best of the undersigned’s knowledge, based on such review, the Servicer is in compliance in all material respects with the applicable Servicing Criteria set forth above as of and for the period ending the end of the fiscal year covered by the Depositor’s annual report on Form 10-K[, except with respect to the matters identified in the list of Servicer Defaults contained in Annex A attached hereto (if any) and as otherwise set forth below.]6

4.            A registered public accounting firm has issued an attestation report on the undersigned’s assessment of compliance with the applicable Servicing Criteria set forth above as of and for the period ending the end of the fiscal year covered by the Depositor’s annual report on Form 10-K.

[Signature Page Follows]

6 If the Servicer is not in compliance in all material respects with the Servicing Criteria, include description of any material instance of noncompliance.

EXHIBIT C-6

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Servicer’s Regulation AB Certificate as of the date first above written.

SERVICER: UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI a Missouri corporation

By:
Name:
Title:

EXHIBIT C-7

ANNEX A

LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events which with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the year ended ~~[~~__________~~]~~:

Nature of Default	Status

ANNEX A-1

EXHIBIT D

FORM OF RECONCILIATION CERTIFICATE7

Dated as of [_____], 20[__]

Reference is hereby made to the Securitized Utility Tariff Property Servicing Agreement, dated as of [Closing Date], 2024 (the “Servicing Agreement”) between Union Electric Company d/b/a Ameren Missouri, a Missouri corporation, as Servicer (the “Servicer”), and Ameren Missouri Securitization Funding I, LLC, a Delaware limited liability company, as Issuer (the “Issuer”). Capitalized terms used but not defined herein shall have the respective meanings specified in the Servicing Agreement.

Pursuant to Section 4.01(c)(iv) of the Servicing Agreement the Servicer does hereby certify as follows:

Reconciliation Period: [Applicable Period]

Total	a. Estimated SUTC Collections Received Total ($)	b. Actual SUTC Payments Received ($)	c. Remittance (Shortfall) or Excess Remittance for this Reconciliation Period ($)[8]

d. Daily remittances previously made by the Servicer to the Collection Account in respect of this Reconciliation Period (a):

e. If (a>b), (c) equals net amount due to the Servicer from the Collection Amount:

f. If (b>a), (c) equals net amount due from the Servicer to the Collection Amount:

Inputs for Reconciliation Period	a. Estimated Weighted Average Days Sales Outstanding	a. Actual Weighted Average Days Sales Outstanding	b. Estimated Uncollectibles	b. Actual Uncollectibles

[Signature Page Follows]

7 NOTE: To be updated.

8 A Remittance Shortfall will be expressed as a negative number. Excess Remittance will be expressed as a positive number.

Exhibit D

IN WITNESS HEREOF, the undersigned has duly executed and delivered this Reconciliation Certificate as of the date first above written.

SERVICER:

UNION ELECTRIC COMPANY D/B/A AMEREN MISSOURI,
a Missouri corporation

By:
Name:
	Title:	President

EXHIBIT D